ARTICLES OF INCORPORATION

OF

CASSIDY, INC.

Article 1
The name of the corporation is CASSIDY, INC.

Article 2
The corporation is authorized to issue 500 shares.

Article 3
The street address of the registered office is 5439 LEGACY TRAIL, in DOUGLAS County.
The registered agent at such address is ROBERT C. CASON.

Article 4
The name and address of the incorporator is ROBERT C. CASON, 5439 LEGACY TRAIL, DOUGLASVILLE, GA. 30135.

Article 5
The principal mailing address of the corporation is 5439 LEGACY TRAIL, DOUGLASVILLE, GEORGIA 30135.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation.

This 20th day of April, 2000. Robert C Cason
ROBERT C. CASON